EXHIBIT 99.2

DESIGN WITHIN REACH, INC.

CONFERENCE CALL TRANSCRIPT

FOURTH QUARTER AND FISCAL YEAR 2005 EARNINGS

MARCH 30, 2005 4:30PM

CORPORATE PARTICIPANTS

Andrew Greenbaum

Design Within Reach – Senior Managing Director, Integrated Corporate Relations, Inc.

Tara Poseley

Design Within Reach – Chief Executive Officer, President

Ken La Honta

Design Within Reach – Chief Operating Officer, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Peter Benedict

CIBC – Analyst

Pauline Reader

Thomas Weisel Partners – Analyst

William Wallace

BB&T Capital Markets – Analyst

Bill Moffey

Adage Capital Markets – Analyst

Betty Montgomery

S.G. Cowen and Company – Analyst

PRESENTATION

Operator

Thank you for standing by. We’re about to begin. Good afternoon, ladies and gentlemen. Welcome to the Design Within Reach Incorporated Fourth Quarter Earnings Conference Call. [OPERATOR INSTRUCTIONS] I would now like to turn the conference over to Mr. Andrew Greenbaum. Please go ahead, sir.

Andrew Greenbaum – Design Within Reach – Senior Managing Director, Integrated Corporate Relations, Inc.

Good afternoon, ladies and gentlemen. Welcome to Design Within Reach’s Fourth Quarter and Fiscal Year 2005 Conference Call. On the call today is Tara Poseley, President and Chief Executive Officer, and Ken La Honta, Chief Operating Officer and Chief Financial Officer.

By now, everyone should have had access to the earnings release, which went out earlier. If you’ve not received your release, it is available on the Investor Relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and, therefore, undue reliance should not be placed on them. We refer all of you to Design Within Reach’s most recent 10-K filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.

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FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

And with that, I’d like to now turn the call over to Tara.

Tara Poseley – Design Within Reach – Chief Executive Officer, President

Thank you, Andrew. Good afternoon and thanks for joining us today as we discuss our preliminary results for the fourth quarter ending December 31st, 2005. The agenda for today’s call is as follows. I will provide a brief overview of the quarter and 2005 year end and discuss our progress on our strategic initiatives we outlined on our third quarter earnings conference call.

Next, Ken will give you additional detail on our operating and financial results and guidance. I will conclude the prepared portion of the call with a few closing remarks before we take your questions.

With the growth we experienced in 2005, we encountered growing pains and challenges. We delivered approximately 158 million in sales for the year, in line with consensus expectations and the revised guidance we gave in November. But our earnings were negatively affected by a combination of issues. As we discussed at the close of the third quarter, we faced pressures from the costs related to ongoing systems issues, Sarbanes-Oxley compliance and unexpected, primarily, one-time items as well as margin pressures caused by promotion driven sales and ineffective euro hedging.

In addition, in the fourth quarter, our earnings were impacted by a combination of factors, including inventory write-offs, higher than expected returns, a carry over of promotional activity from the third quarter, increases in SG&A including stock-based compensation and depreciation. For the year we recorded a net loss in the range of $2.4 million to $2.7 million, or -$0.18 to -$0.20 per diluted share. These earnings results are below our previously issued guidance, primarily due to the necessary adjustments and additional SG&A expenses, which Ken will discuss in more detail in his comments.

The good news is that we’re making significant progress on many of the issues that we identified when we took over as the new management team, and we were able to meet our sales targets with significantly less promotional activity. You may recall our discount rate has been running at about 6.5% and we are committed to reinforcing full-price shopping and moving this down to 4.5% in 2006. Since we last spoke on our third quarter earnings conference call in November, we have stuck to our word and have not held any unscheduled promotional events in the remainder of Q4 and into Q1. I’m very proud of this accomplishment and the fact that our sales remain robust is a clear indication that our in-stock and ready-to-ship value proposition and compelling merchandise are reason enough to purchase from Design Within Reach.

We believe that our accessibility and unique product assortment, made up of the broadest assortment of classic designs in the market, as well as our exclusive and internally developed products, are the key differentiating factors that will continue to set us apart from the competition. Last quarter, I talked about our initiatives to get the company back on track and to ensure that we have a solid and scalable model to maximize our profitability in the future.

We still expect a 12 to 18-month timeframe to stabilize the business and shore up the infrastructure. I’d like to spend a few minutes updating you on our progress.

Goal number one, profitably grow market share in all of our markets.

We are taking a rigorous, analytical approach to understanding market potential and profitability, channel profitability and the potential synergies between the studio, website and phone channels. In 2005, we opened 23 studios, many in smaller urban markets, and we don’t yet have sufficient data to determine how quickly these studios will reach their stabilized run rates. We are committed to making these studios profitable and we want to give them ample opportunity and the support to succeed. Our goal is to maximize the strongest marketing and merchandising mix to drive top-line sales with an effective use of expense. So we are closely monitoring these markets and have begun to test different catalog circulation, grass-roots marketing and web initiatives.

In our studio channel, we selected seven studios from the 2005 class that we thought would best provide us with the combination of learnings that could be applied to many of our other markets. We recently started advertising in local papers and magazines and increased our PR outreach, and co-branding initiatives in these test markets. In addition, our Director of Visual Design has re-merchandised these studios to highlight product that is more appropriate in each market. We will be monitoring these grassroots efforts over the next several quarters and plan to apply the appropriate strategies to our other studios.

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FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Since October, I have visited 30 studios to meet each of the proprietors, better understand their issues and challenges and to reinforce our corporate initiatives. I am ensuring that we have the right, well-trained management and sales teams in place that best represent the DWR brand. We are taking quick, corrective action when required.

Recognizing the power of the web channel, we have been investing in improving our customer online experience. By increasing funding for search and affiliate, web-channel revenue ended the year up approximately 17%. Images are now 40% larger and the site offers better navigation allowing for easier sorting and browsing on line. The home page was also re-designed to more effectively merchandise key products and capture email sign-ups. We continue to look for ways to be more efficient with our marketing dollars and recently re-launched a low-cost email program to increase open and conversion rates.

In our phone channel, we are in the process of splitting our customer service and phone team into two separate groups. This will allow one group to focus on driving residential and commercial sales via our phone channel while the other group delivers a superior customer-service experience. We expect to have this transition completed in the middle of second quarter.

Goal number two, profitably increase our share of the design market through compelling and high-margin product assortment.

Our immediate focus has been on strengthening and building a merchandising team that will provide design leadership and deliver an innovative, compelling product assortment. To this end we recently hired a new Vice President of Merchandising, Michelle Carrara. Michelle comes to us from Williams-Sonoma’s Pottery Barn, Kids division where she was a Divisional Merchandise Manager for Textiles and Apparel. I had the pleasure of working with Michelle at the Gap and am excited that she will be directing our merchandising strategies and overseeing the buying team and vendor relations.

Further deepening our product development team, we brought on a new Manager of Sourcing and Production last fall. Our goal is for 60% of our products to be exclusive and internally developed by the end of 2007. And we are well on track to reach that target. We are currently at 35% and by the end of 2006 we expect that 45% of our sales will come from exclusives and internally-developed products.

In 2005, we launched the Flight Recliner by Jeffrey Bernett, bedding developed in conjunction with Laura Guido-Clark and the exclusive Bottoni sofa by Marcel Wanders. All of these items were enthusiastically received in the market and will remain in our product assortment through 2006. In fact, we recently expanded our bedding with the launch of a new spring bedding collection. We’re excited to offer these exclusive designs that enhance our brand and contribute to the health of the gross margins.

We will continue to grow the business by expanding into new categories such as DWRjax. We introduced our children’s line in the fourth quarter, meeting our internal targets for the quarter. We expanded the assortment with new introductions in March, and DWRjax is tracking to meet our goals for the first quarter.

In 2005, we also strategically expanded our accessory assortment, introducing a “cool stuff” category beginning in the Fall, accelerating into the holiday period. These products range from approximately $75 to $275 and provide solution-oriented designs for home, such as Karim Rashid’s Lucite Magino stool, Jasper Morrison toasters and coffeemakers and Egg Birdfeeders. Our hypothesis was that the lower-priced items would drive new customer acquisitions, be an entry point into the brand and encourage repeat visitations to our channel. And the results support our theory.

In November and December, new customers purchased “cool stuff” with an average order value of $96. Approximately 2.4% of these customers made repeat purchases in January or February at an average order size of $646, a 571% increase over their initial Cool Stuff purchase. Furthermore, the lower entry point has not affected our annual average order value, which was approximately $1,071 in 2005 up from $1,014 last year.

Goal number three, increase our customer base and drive long-term loyalty.

In 2005, we were very successful in bringing new customers into our brands through our catalog, studio openings and PR events as demonstrated by a 24% increase in our active customer file. Our catalog continues to be our primary marketing vehicle, with 12 million mailed in 2005, up from 11.4 million in 2004. Our dollar per book has increased 22% as we become more efficient at driving sales. For 2006, we are focusing on maximizing catalog productivity, new contact strategy with our best customers, challenging our approach to prospecting and reducing the size of our re-mails. Earlier this month, we mailed a larger book of 124 pages to a targeted list, and the initial feedback from customers has been very positive.

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FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

In 2005, we hosted 4.5 million online sessions, up over 32% from 3.4 million in 2004. Our Design Notes newsletter continues to serve as a strong brand awareness tool, and we now have 376,000 subscribers up from 330,000 at the end of 2004. We generated more than 660 media placements and company mentions in 2005, securing free media with an estimated value of 4.5 million.

We’ve had over 100 studio events in Q4 alone and will continue to encourage our studios to be the design leaders in their respective markets. To help us further build awareness in 2006, we have designated a portion of our marketing budget dedicated to national advertising in select home and lifestyle magazines and newspapers such as the New York Times. This is an entirely new initiative, as we have not advertised nationally in more than three years. Finally, as I mentioned, we will be testing grassroots marketing efforts in a handful of markets. We believe that a targeted grassroots approach to building brand awareness will prove to be economically effective and we look forward to sharing some of these success stories with you.

Goal number four, ensure superior customer service across all channels.

As I mentioned, we are splitting our customer service and phone sales team. We ended 2005 with 56 studios in operation and have reached a point that we need a dedicated group handling customer care. We want the customer experience to be seamless and deliver a level of service that matches our outstanding products. Our delivery experience is an important part of improving our customer service and we’ve made great strides in this area, which leads me to the final goal I want to discuss today.

Goal number five, develop a best-in-class operating model with an infrastructure to support our growth.

We continue to work on shoring up our infrastructure and have dealt with our shipping and handling issues by moving the relationship with the last mile carriers to the local studio level. By placing the decision making with the distribution center, in conjunction with the studios, we are seeing significant positive changes and upgrades to our shipping and handling in all of our markets. Initial customer feedback has been very favorable.

Regarding our ongoing systems issues, we are in the process of reviewing the functional requirements and evaluating vendors for the new system. We expect to move forward with choosing a vendor for a new system in the next 90 days and start to transition towards the end of the year with an early 2007 implementation.

On our last call we indicated our commitment to resolving our current challenges and moving forward with sustainable profitability. 2005 has been a difficult year. When I look back on the past several months, I’m pleased with our progress across the board. While we still are in the early stages of shoring up our foundation for future growth, we’re well on our way.

Design Within Reach is a great brand in a large and growing market. Our product assortment and categories, catalogue strategy continues to get better and better and I believe that our 124-page March catalogue exemplifies how our entire management team is collectively hitting its stride with improvements across merchandising, marketing and studio operation. We continue to find new and innovative ways to introduce new customers to DWR and believe that we are just beginning to tap the potential of the modern market.

Now, I’ll turn the call over to Ken to provide more detail on the financial results and guidance for the year.

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Thanks, Tara. And welcome, everybody, to our Fourth Quarter and Fiscal Year 2005 Earnings Results Conference Call.

2005 was a very challenging year for Design Within Reach and for our shareholders. And the fourth quarter results are particularly disappointing in light of our previous guidance. Our results will fall short of bottom-line guidance due to fourth quarter adjustments related to inventory write-offs, increased returns, increased SG&A, including stock-based compensation, and depreciation.

Last quarter we talked about examining our entire infrastructure and developing a strategy to address our information technology, human resources and supply chain distribution needs. And we’ve made progress on all fronts.

As part of this initiative, it was very important to me, Tara and the entire management team that we resolve the information systems issues and end the year with a clean balance sheet. And I’m pleased to say that we’re there, but the cumulative impact of these items on the fourth quarter and full-year operating loss was much greater than we anticipated.

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FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Over the past few months, we have thoroughly analyzed our IT systems reports and our general ledger, and in the process discovered that a number of freight, inventory, cash and receivables adjustments were required. These adjustments, both positive and negative, were taken entirely in the fourth quarter, as issues surrounding the system conversion eliminated the possibility of reconciling back to the third quarter of 2005. In addition, the fourth quarter was negatively affected by an overhang from promotional activity late in the third quarter, the continuing effect of our Euro hedging strategy and SG&A.

We increased spending on Sarbanes-Oxley compliance, in part due to a late start, and due to a combination of higher turnover in the finance and accounting department and system conversion issues. We further accelerated depreciation on the IT systems, given our decision to move away from the current system and had higher stock-based compensation charges than previously estimated.

Before I go into more financial details, I would like to mention that the numbers we are discussing today are preliminary. We are doing everything we can to meet our extended filing deadline on Friday, but our outside auditors still need sufficient time to review the financials and draw their conclusions. We are also in the process of completing our management assessment of controls for Sarbanes-Oxley compliance, and as expected, we found a number of control gaps and material weaknesses. We will be working through these throughout the remainder of 2006, and expect to have our remediation work completed by the end of the year. We do not anticipate any material changes to the results and will file our 10-K as soon as we complete our work.

Now let us review our fourth quarter and year-end earnings results. Net sales for the fourth quarter were approximately $41.4 million, an approximate 4.3% increase compared to $39.7 million for the fourth quarter of 2004. As a reminder, fiscal 2005 contained 52 weeks versus 53 weeks in fiscal 2004, with the extra week falling in the fourth quarter. We estimate that on a 13-week to 13-week basis, sales would have been up over 10%. As anticipated, the relatively modest fourth quarter growth is largely due to the negative effect that our third-quarter promotions had on our semi-annual 10% off sale at the beginning of the quarter.

Sales by channel versus Q4 2004 were as follows. Studio sales were up approximately 28% due to an increase of 23 studios year-over-year. Online sales decreased approximately 2% and phone sales decreased approximately 26% as customers continue to migrate to our studio channel. For the full year of 2005 sales increased approximately 31% to approximately $158.2 million, compared to $120.6 million in 2004. On a 52-week to 52-week basis, we estimate that sales would have increased approximately 34%.

Sales by channel versus fiscal year 2004 were as follows. Studio sales were up approximately 57%, online sales increased approximately 17% and phone sales decreased approximately 12%. Increased demand for our products in several promotional events helped sales growth for the year, but operating at a significantly higher discount rate, 6.5% compared to 4.5% in 2004, negatively affected our gross margins.

Net loss for the fourth quarter of 2005 will be in the range of 4.2 to $4.5 million, or minus $0.30 to $0.32 per diluted share, compared to a net income of $1.5 million or $0.10 per diluted share in the fourth quarter of 2004. The fourth quarter of 2005 includes 315,000 of stock-based compensation charges, primarily due to the impact of accelerated vesting by former executives, compared to 177,000 for stock-based compensation charges in the fourth quarter of 2004. Also included in fourth quarter 2005 results are higher than anticipated depreciation as we decided to further reduce the depreciable life on our IT system to under two years to coincide with the planned implementation of a new system in early 2007 and adjustments that I referred to earlier related to inventory write-offs and accounts receivable.

For the full year of 2005, Design Within Reach will report a net loss in the range of 2.4 million to $2.7 million, approximately, or -$0.18 to -$0.20 per diluted share. Results were negatively affected by promotional activity and the unfavorable impact of our euro hedging strategy, both of which reduced gross margins.

On the expense side, the major items that impacted our earnings in 2005 were $1 million of stock-based compensation, $700,000 of one-time items primarily related to the systems — the company’s system conversion, higher than expected SOX compliance costs and professional consulting fees, and accelerated depreciation related to the IT system.

In-person sales, which are transactions in our studios made by our direct sales force to commercial and residential customers, were up approximately 28% from the fourth quarter of 2004 and approximately 57% for the year. The increase was primarily driven by new studios as we opened 23 new studios in 2005 and ended the year with 56 studios compared to 33 at the end of 2004.

During the fourth quarter, we opened studios in San Francisco, Manhattan Beach, California and Sacramento and East Hampton, New York. In January, we opened two more studios in Milwaukee, Wisconsin, and the Flat Iron District in New York City. Including these recent additions, we

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FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

currently have 58 studios. As Tara mentioned, we are carefully evaluating the performance of our 2005 class of studios and plan to open no more than 10 to 12 new studios in strategic and economically beneficial locations in 2006.

Direct sales, including phone and website transactions, decreased approximately 13% to approximately $14.3 million in the fourth quarter of 2005 and were basically flat for the year. In 2005, we mailed 80% of our catalogs into markets with studio locations, which resulted in driving customers into our studios. As Tara indicated, we are beginning to invest more in the direct sales segment as it represents a low-cost opportunity to broaden our outreach and to educate the customers regarding the company’s product offering.

Gross margin for the fourth quarter of 2005 was approximately 39.4% compared to 45.2% during the same period last year. Gross margin for the full year was approximately 42.9% compared to 46.0% in 2004. The majority of the quarterly decrease was due to inventory write-offs and increased returns. And the annual decrease was due to our promotional activities, our hedging strategy and the rate of the euro of versus the dollar along with higher shipping and handling.

As many of you already know, we buy hedging contracts for the euro on a rolling 12-month basis. The majority of our contracts were purchased in late 2004 and early 2005 when rates were very high and we purchased more than ultimately needed due to aggressive inventory planning. We stopped buying forward-hedge contracts in June 2005, after I joined the company, and are in the process of reviewing our hedging strategy. We will have a new strategy in place by the end of the second quarter of 2006.

As we discussed on previous calls, our gross margins have been negatively impacted by shipping and handling as the new studios influenced the sales mix, and we were hit by higher fuel costs. We’ve also experienced significant customer delivery issues in certain markets. I’m happy to report, however, that we have completed our work on analyzing our outbound shipping, and recently replaced our third-party logistics provider.

We have moved to a more locally-managed distribution approach, and as a result we are getting more favorable response from our customers. We’ve moved the overall transportation management responsibility from a third-party logistics provider to the distribution center, which works in tandem with each studio market. Consequently, we improved our first leg shipping efficiency and cost in all markets, and are ensuring a better customer experience and higher service level with the last mile carrier.

Selling, general and administrative expenses for the fourth quarter of 2005 were approximately 21.8 million, or approximately 52.6% of sales compared to 14.1 million or 35.6% of sales for the fourth quarter of 2004. For the full year 2005, SG&A expenses totaled approximately 71.4 million, or approximately 45% of sales, compared to 45.5 million or 37.7% of sales. SG&A expenses increased due to the costs associated with the opening and operating of 23 new studios, Sarbanes-Oxley compliance, and our investments in human capital.

In light of the control gaps and material weaknesses we identified throughout the year, we performed additional analysis and other post-closing procedures to ensure that our financial statements are prepared in accordance with Generally Accepted Accounting Principles. This increased our SOX expense and professional consulting fees by nearly 50% to approximately $2.3 million for the year.

As I mentioned earlier, we are working through the control gaps and material weaknesses as quickly as we can and have already remediated a number of items. For example, we are developing a strategic business plan, and have completed the budgeting process for 2006. We’ve hired a consulting firm to define the requirements for our new system, we’ve outsourced our tax activities to tax experts, improved our accounting policies and procedures and documentation, and have taken additional measures to remediate segregation of duties by increasing our finance staff.

This has been a lot of work, and remarkable given the circumstances. Remember, we started the SOX compliance process late. It didn’t begin until I joined the company last May. We’ve had nearly complete turnover in our finance organization, including the departure of the previous CFO, two controllers, a Vice-President of Information Systems, a Director of Distribution, and the Vice-President of Supply Chain. And we’ve managed the process throughout an extremely difficult system conversion.

We continue to augment our finance and accounting team, both on an interim and long-term basis, and we now have an SEC compliance manager, financial reporting analyst, senior financial systems analyst and our new VP of Finance and Corporate Controller, Vivian Macdonald who joined us this week. Vivian is a CPA with over 18 years of experience in finance and accounting including several in the retail industry, and we expect she will make an immediate, positive contribution to DWR.

Regarding our current IT system, we have made a decision not to make any further investments in it. Our one-time expense associated with addressing issues surrounding our IT conversion totaled approximately $700,000 in 2005. We spent a minimal amount in the fourth quarter to

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FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

maintain the status quo, as we continue to develop functional requirements for a new system and evaluate potential vendors. We are also in the process of seeking final Board approval, and expect to implement a new system in early 2007.

Therefore, we have further accelerated depreciation on the system through the first quarter of 2007, when we expect the new system will be online. This is down from three years depreciable life in Q3, 2005, and five years when the system was implemented in Q2 of 2005.

We have worked very hard this year to thoroughly analyze our general ledger and balance sheet. We ended the fourth quarter with approximately $13.1 million, consisting of cash, cash equivalents and investments; approximately $29.6 million in working capital; $51.2 million in shareholder’s equity; and about $1.1 million in short-term debt.

At the end of the fourth quarter, inventory was approximately $30.9 million, compared to $20.9 million at year end 2004. As expected, inventory is growing to service our new studios and sales growth, although we expect it to remain in this range for the foreseeable future. Inventory turns for the year were 3.5 times compared to 4.7 times in 2004.

Our capital expenditures in the fourth quarter totaled $640,000, primarily due to new studios opened and we spent $14.3 million in 2005. We expect to spend a total of approximately $14.1 million in capital expenditures for 2006. We are comfortable that the combination of our projected cash flow and our strong balance sheet will be sufficient to meet our growth plans in the coming year.

Turning to guidance, we continue to expect net sales for 2006 to be in the range of $175 to $185 million, representing an average year-over-year top-line growth of approximately 15%. Diluted earnings per share for 2006 are still expected to be in the range of $0.11 to $0.21.

While we are not in the habit of giving quarterly guidance, we would like to point out that in the first part of the year, we expect to continue to feel the effects of IT system issues, Sarbanes-Oxley compliance and margin pressures related to the euro, the result of which is that we would not expect to be profitable in the first quarter of 2006.

In summary, I want to thank our shareholders for their continuous support during 2005 and as we enter into 2006. We have a good foundation for growth in place and are committed to improving our business across the board and rectifying past mistakes in order to return to profitability and maximize shareholder value.

Tara Poseley – Design Within Reach – Chief Executive Officer, President

Thanks, Ken. In summary, we view 2006 as our turnaround year. When I took the helm as President and CEO in October, we re-evaluated our business model and decided what steps were necessary to get the business back on track and position us for future success.

As we have indicated, we are thoroughly studying the market potential and synergies between our sales channels in order to profitably grow market share in all our channels. We are prudently investing in our top-tier merchandising and marketing team, that will continue to bring compelling and high-margin designs to the market, underscoring our position of design leadership.

We are focused on increasing our customer base and enhancing the DWR shopping experience to drive loyalty and overall customer satisfaction. We are shoring up our infrastructure and are making significant strides with our supply chain distribution, human resources and IT systems issues.

All these initiatives were articulated back in November and my first few months on the job have only reinforced my belief in what we can do as a company. Design Within Reach has a great dedicated management team and I am confident in our ability to strengthen our foundation and ensure that we have the resources to support our future growth. We’re already seeing results and I believe that our efforts will continue to pay off as we progress through 2006.

With that, I’ll turn the call back to the operator to take your questions.

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FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] We’ll take our first question from Peter Benedict of CIBC.

Peter Benedict – CIBC – Analyst

Hi guys. Just a couple of quick questions. Ken, could you give us a sense of maybe what the D&A number was in the fourth quarter? I’m not sure if you gave that. And then secondly, you walked through the major expense items that hit the ‘05 numbers. You gave about $1 million in the stock-based compensation. You gave about $700,000 for the systems. Can you give us some color on maybe how big the Sarb-Ox charge was this year, professional consulting fees? And I guess if you could give us the fourth quarter D&A, I’ll get the accelerated D&A number. Thanks.

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Sure enough. How are you doing, Peter? Just with regard to Q4, the D&A charge for Q4 is about $2.5 million. And as you’ll recall from at the end of Q3, we made a decision to go ahead and take the depreciable life on that system down from five years to three years, and then in Q4 made the decision to take it down from three years to effectively write it off by the first quarter of 2007. So that added about close to $800,000 of additional depreciation in Q4 as a result compared to the forecast that we gave you guys back in — at the end of Q3.

With regard to Sarbanes-Oxley and consulting fees, for the full year, we’re going to be somewhere in the neighborhood of about $2.3 million there. You’ll recall from past calls that we were looking at our Sarbanes costs coming in at about $850,000. It’s really going to come in at about $1.2 to $1.3 million. The additional amount over and above that to get to the $2.3 million would be additional fees at the end of the year with our auditing firm in terms of getting through year-end as well as some of the fees we spent in working through the systems issues earlier in the year.

Peter Benedict – CIBC – Analyst

Good. Thanks, Ken. That’s helpful. And then just one more question on the inventory, you said I think you ended the year around $31 million. You said you expected to hold at that level. Do you mean at that level of growth rate or at that dollar level? I assume the growth rate. And then, can you give us any color as to what inventory needed to be written down at the end of the fourth quarter? Thanks.

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

So there were — there are a couple of issues with regard to inventory write-downs. Most of them had to do with book-to-physical differences. We took a full studio inventory this year on top of our customary distribution center inventory. The combination of those two together was in the neighborhood of 3 to $400,000. But that was a — certainly a big part of it. I think the second piece of it is that in the process of working through the year-end inventory work, there were some discrepancies between how the system was calculating inventory costs and what our actual inventory costs were. We went back and effectively re-audited all of the transactions and inventory from the system conversion forward and made some adjustments at year-end to take that into account. So those were the two primary items.

And in answer to your first quarter about the inventory, that’s correct. It’s — the growth rate is expected to be at that level.

Peter Benedict – CIBC – Analyst

Great. Okay, thanks so much Ken.

FINAL TRANSCRIPT

Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Okay.

Operator

Our next question will come from Pauline Reader of Thomas Weisel Partners.

Pauline Reader – Thomas Weisel Partners – Analyst

Hi, just a couple of questions. I’m not sure if you said it on the call if I missed it, the discount rate in the fourth quarter. Did you say it was 6.5% or was that for the year?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

The 6.5% rate was actually for the year.

Pauline Reader – Thomas Weisel Partners – Analyst

Okay.

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

The number for the fourth quarter was actually a bit north of that. And you’ll recall, we had a 10-off event at the front end of the quarter so that was a large contributor to the discount rate in the fourth quarter.

Pauline Reader – Thomas Weisel Partners – Analyst

And what was it last year? In the —?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Last year, it was 4.5%.

Pauline Reader – Thomas Weisel Partners – Analyst

And there was a 10%-off sale last year in the fourth quarter, was there?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

I believe that’s right.

Pauline Reader – Thomas Weisel Partners – Analyst

So I guess, why would the discount rate be higher? Were there other promotions you had?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

There were no other promotions in the fourth quarter, but remember there was a huge hangover from Q3 going into Q4, because of all the promotional activity that took place in Q3, so that’s what actually drove up the rate in Q4.

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Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Pauline Reader – Thomas Weisel Partners – Analyst

Okay. And then just what were your sales like in the direct channel in markets where there were no new studios added in 2005? Did that grow? Or was that negative like the overall?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

It would have grown in the single-digit range in markets without studios.

Pauline Reader – Thomas Weisel Partners – Analyst

And what about markets where you have studios, but you didn’t add new ones?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Well, you know I don’t have that breakdown, I’m sorry.

Pauline Reader – Thomas Weisel Partners – Analyst

Okay, that’s alright. And then just a question on the 10 to 12 studios you’re going to open, how many of those studios were you were committed to through leases when you and Tara — or I when guess Tara took over in the fall, late summer. Were those all committed to, or, you couldn’t get out of them, or drove some of those by choice since then.

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

We were actually committed to four or five of those, I think it was four actually, it was four or five studios at that point in time, but the results of significant expense, I mean before we ever get committed in terms of a lease, there is significant expense incurred in terms of site selection, legal fees and so forth. And really the approach we took to it was to, we had a much larger group of studios obviously that we could have opened. But we took a very careful look at the economics behind those studios and chose to go ahead with those 10.

Pauline Reader – Thomas Weisel Partners – Analyst

And was it partly because there had already been an investment made in finding them?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Yes, it was a combination of an investment made in some cases, and in other cases there was a lease commitment.

Pauline Reader – Thomas Weisel Partners – Analyst

Okay, thank you.

Tara Poseley – Design Within Reach – Chief Executive Officer, President

And Pauline, it’s Tara. Also I mean — I just want to be really clear that we still view studio growth as an important piece to our growth strategy. And Ken and his team and myself has been working pretty diligently on putting some new models in place around in which we’ll analyze our studios.

At the Gap, we always looked — when I was at the Gap we looked at internal rate of return, net present value as well as contribution percent. Ken and I have put those same analytics in place here at DWR and we’re now sending all of the deals or potential studio deals

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Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

through these analytics to make sure that we’re getting the best deals possible, and we’ve definitely turned down some in the midst of all of that.

Pauline Reader – Thomas Weisel Partners – Analyst

Okay, thank you.

Operator

[OPERATOR INSTRUCTIONS] We’ll take our next question from William Wallace of BB&T Capital Markets.

William Wallace – BB&T Capital Markets – Analyst

Hi, I’m actually on the phone for Laura Richardson. In your revenue guidance for ‘06, are you projecting growth in the direct channel?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Yes, we are.

William Wallace – BB&T Capital Markets – Analyst

And for every quarter, are you projecting it to still be negative towards the first half of the year and accelerating?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

We’re going to continue to see growth in our web channel. We’re going to continue to see — likely see a decline in our phone channel, again as we see people moving from the phones to more of the web and the studios.

William Wallace – BB&T Capital Markets – Analyst

And with the 10 to 12 studios for ‘06, is that going to be, are those going to be weighted evenly by quarter, or do you see that as more towards the first half?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Typically we open the studios more in the front half of the year. We try not to open them later in the year for the simple reason that we don’t have the opportunity to ramp up quickly enough to contribute to the year and we end up carrying the expense burden. So we’re going to open those more in the front half of the year.

William Wallace – BB&T Capital Markets – Analyst

Okay. Thank you. That’s all I had.

Operator

Thank you. We’ll take our next question from [Bill Moffey] of [ADH Capital Markets].

Bill Moffey – Adage Capital Markets – Analyst

Hi, guys. How are you?

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Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Tara Poseley – Design Within Reach – Chief Executive Officer, President

Hi.

Bill Moffey – Adage Capital Markets – Analyst

I just had a quick question and I apologize if, Ken, you mentioned this when you were detailing certain aspects of the P&L, but is it too early to ask what the labor was? I know you guys broke out in the most recent Q what the salaries and benefits were as a percent of sales. Do you have that number yet, in the fourth quarter?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

In the fourth quarter, salaries and benefits?

Bill Moffey – Adage Capital Markets – Analyst

Yes.

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

They ran roughly 15% of sales in the fourth quarter.

Bill Moffey – Adage Capital Markets – Analyst

Okay. And just so I’m clear on what exactly in that, would that have included the stock option expense? Or are we sort of doing apples-to-apples for Q3?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

The stock options expense is really a separate line item on our financial statements —

Bill Moffey – Adage Capital Markets – Analyst

Okay

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

— and so that would be exclusive of that. But it would include all salaries and wages and benefits associated with that.

Bill Moffey – Adage Capital Markets – Analyst

Okay. Were there — and then just another sort of clarification; were there any significant changes to sort of the core benefits packages or anything that would have been in that 15% that would be — that we might characterize as sort of one-time-ish? Or —?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

There’s really nothing that I would characterize as one-time-ish, but we did have some increases in our worker’s compensation insurance premiums during the fourth quarter. But that’s really it. And it wasn’t terribly material.

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Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Operator

Thank you, sir. Our next question will come from Lauren Levitan of S.G. Cowen and Company.

Betty Montgomery – S.G. Cowen and Company – Analyst

Hi, this is actually Betty on behalf of Lauren. Recognizing that obviously there are a lot of moving parts that, Tara, you and Ken have outlined, is it possible for you to try to speak to a little bit, what are some targets that you guys are looking for in terms of maybe gross margin or expense lines or operating margin lines in the near term and perhaps more in the longer term are some of your targets that you have in mind?

Tara Poseley – Design Within Reach – Chief Executive Officer, President

Well, I just – I mean, I will talk longer term and then I’ll turn it over to our short term guidance that that we’ve given for 2006. But — and Ken and I have been very clear as we’ve been on the road and talking to many of you that we look at our competitive set and where we believe that we should be from the operating margin. Our goal is to be north of 10%. Our margins, what we said in the near term, with our product development initiatives about our hedging strategy, we will be showing one-point margin improvement by year in the near term. So those are some of the targets that we’ve been talking about. Ken, for the ‘06, do you want to add any color?

Ken La Honta – Design Within Reach – Chief Operating Officer, Chief Financial Officer

Really, just in terms of ‘06, given it’s a turnaround year, obviously, from a pre-tax margin level, the $0.11 to $0.21 number that we’ve given guidance on applies a pre-tax margin level somewhere in the 1 to 2% range for 2006. I do believe, on the gross margin line, that there are several things that we can do to significantly improve that. Some of them are operational in nature, others involve just putting a strategy in place, for example, on the euro side, that will prevent us from getting in the situation we were in at the beginning — or I guess all throughout 2005. The combination of those two factors alone could potentially add an additional 300 to 350 basis points, I believe, to gross margin.

On the euro side this year, as a result of both the hedging situation as well as the differences in euro spot rate year-on-year, we had about 110 basis points — let me rephrase that, about an 80 basis point impact on gross margins alone. That hedging strategy created about 1. — I want to say somewhere in the neighborhood of $1.1 million of losses in terms of currency contracts. So this is something that we can avoid by being a lot more strategic about how we buy currency.

And ultimately, as I’ve said before in prior calls, as we begin to diversify our source base to other countries, this is where we really manage our currency risk the best, because it will allow us to be less reliant on currencies like the euro.

On the operational side, we just have a lot of work to do. It’s a young company that grew very quickly, a lot of our procedures were not as buttoned up as they could have been. One of the areas where we continue to be challenged is in the area of what we call reverse logistics, which is returns. And really what that’s all about is getting the product back from the customer, holding the shipper accountable for damage that takes place in the shipping process and make sure we go after that in a big way. A couple of years ago, the company made the decision to disinvest in that area and I think now that we’re at the size we are, it’s important for us to go after this. And when you consider the fact that our return rate runs at about 8% per year, for somewhere in the neighborhood of $16 million, I want to say, of return product we need to manage on the way back in. And so in short, we need to give as much attention to the reverse logistics side of our business as we do to the outbound side.

And then finally, liquidation will become a bigger part of our business as we grow. This is another area that we’ve — I wouldn’t say we’ve been casual about it, but we haven’t had to focus on liquidation in the past as much. We’ve had warehouse sales a couple of times a year to deal with that and done quite well with them. But now liquidation is a bigger part of our business, as our top line is growing. And so there’s going to be a very big focus on liquidation and cost recovery. So with all of that, I believe that achieving additional basis points in margin is entirely possible.

From an SG&A standpoint, if you pare back and really look underneath the covers on SG&A, I think we have the opportunity to leverage SG&A to a level that is competitive, to a level that’s comparable with other companies in our business and really in order to achieve a 10% pre-tax operating margin, as Tara mentioned a moment ago, we’re going to have to continue to keep the pressure on SG&A. But it’s not an area outside of some of the one-time and extraordinary items we’ve talked about that is a problem for us.

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Mar. 30. 2006 / 4:30PM ET, DWRI - Q4 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Betty Montgomery – S.G. Cowen and Company – Analyst

Great. Ken that was very helpful. In terms of some of the diversifying of your sourcing that you’ve talked about, and I know Tara had talked about it before; can you remind us again how much of your sourcing is still with your European vendors and what is sort of your target for ‘06 and beyond?

Tara Poseley – Design Within Reach – Chief Executive Officer, President

We know currently 50% of our sales are derived from products that come — that are euro-based. In 2006, we’ve started moving into Eastern Europe as well as China and Brazil, and also expanding here in the United States as well as Thailand. Where it stands, I don’t have the exact percentage of what percent of the sales. I mean, I can give that to you at another time, but just do know that we are moving that production and a lot of it is just continuing to try to find new resources and new manufacturers around the world that we trust and that we can put our product development and exclusive products with. So we’ll be continuing to aggressively go after that this year in 2006.

I think the most important thing to focus is that by the end of 2007 that 60% of our product is going to be exclusively developed by us or exclusive products from vendors. And we’re going to see great margin improvements because most of those products are in the mid to high-50 margins and we’re going to continue to aggressively go after that.

Betty Montgomery – S.G. Cowen and Company – Analyst

Great, thank you.

Operator

At this time, we have no further questions. I’d like to turn the call back over for any closing remarks or further comments.

Tara Poseley – Design Within Reach – Chief Executive Officer, President

No, I don’t think we have any.

Operator

We do appreciate everyone’s participation. At this time, you may disconnect.

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